EXHIBIT 99.1

                                                            AUTOLIV
                                                          ___________

   P R E S S    R E L E A S E

Autoliv Becomes Global Leader in Seat Belts

(Stockholm, Feb. 25, 2000) Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the world wide leader in automotive safety systems - has signed a memorandum of understanding to acquire the seat belt operations of NSK, the Japanese ballbearing company. The acquisition will give Autoliv over 20% of the Japanese seat belt market, strengthen Autoliv's seat belt position in North America and make Autoliv the global sales leader also in seat belts, after having become the worlds largest company for airbags. Since Japan is the only major market where we have not had a significant seat belt presence, this acquisition fills an important gap, explained Mr. Lars Westerberg, President and Chief Executive Officer of Autoliv Inc.
- As the car manufacturers make mergers and become more global, it is becoming increasingly important to have technical support and manufacturing capabilities all over the world.
- This acquisition is yet another example on how committed we are to strengthen our relationships with the Japanese market. In 1998, we acquired an airbag assembly plant. Last year, we opened a technical center North of Tokyo. This year, we have already acquired Japans second largest steering wheel company from Izumi and we are just starting production in our Japanese plant for airbag inflators. This, in combination with NSK's seat belts, should make Autoliv an excellent supplier and partner for the Japanese car industry and for other car companies who want to strengthen their business in Japan and operate globally.
- This is an opportunity we have been trying to create for many years, concludes Mr. Westerberg.

NSK's seat belt business have operations in Japan, USA, Mexico and Thailand. The North American operations, which have sales of $70 million, will be acquired as of April 1. These operations consist of a plant in Tijuana, Mexico, and a technical center in Bloomfield Hills, Michigan. The remaining portion of NSK's seat belt business, which has sales of approximately $250 million, will be acquired in three steps, starting with 40% on April 1, 2000, followed by 30% two years later and ending with the remaining 30% on April 1, 2003. This means that this part of the acquisition will not be consolidated until April 2002.

- Thanks to this stepwise transition we will continue to have strong cooperation with NSK and that should safeguard that NSK's seat belt customers continue to get the highest level of service and support, explained
Mr. Westerberg.
The final price for the acquisitions will depend on the performance of the business but the price is expected to exceed $72 million on a debt-free basis. The acquired businesses have combined sales in excess of $300 million and more than 1.350 employees. The acquisition is expected to have no significant impact on Autoliv's earnings for 2000 and 2001.
A definitive agreement is intended to be signed during the second quarter.

For illustrations and further information:
Lars Westerberg, President&CEO, Autoliv Inc., Tel +46 58 72 06 20
Curt Sorensen, President Autoliv Japan, Tel +81 (45) 475-3503
Mats Odman, Dir. Corp. Comm., Tel +46 (8) 587 20 623 or +46(708)32 09 33
Barry Murphy, Director Investor Relations, Tel. +1 (248) 475-0409